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                                                                  Exhibit (h)(9)
                       AMENDMENT TO EXPENSE CAP AGREEMENT


THIS AMENDMENT TO EXPENSE CAP AGREEMENT ("Amendment"), effective as of July 1, 2003, is entered into between Hotchkis and Wiley Capital Management, LLC, as investment advisor ("Advisor"), and the Hotchkis and Wiley Funds (individually, a "Fund" and collectively, the "Funds").

         WHEREAS, pursuant to an Expense Cap Agreement dated October 17, 2001 and amended on July 1, 2002 (the "Prior Agreement"), the Advisor has agreed with the Funds to limit the annual operating expenses of the Hotchkis and Wiley Large Cap Value, Hotchkis and Wiley Mid-Cap Value and Hotchkis and Wiley Small Cap Value Funds through June 30, 2003; and

         WHEREAS, pursuant to an Expense Cap Addendum effective December 31, 2002 (collectively with the Prior Agreement hereafter referred to as the "Agreement"), the Advisor has agreed with the Funds to limit the annual operating expenses of the All Cap Value Fund through December 31, 2003; and

         WHEREAS, the Advisor and the Funds desire to extend the period of such expense limits; and

         WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Advisor;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in this Amendment, the parties, intending to be legally bound, hereby agree as follows:

A. EXTENSION OF PERIOD OF EXPENSE CAPS. The Advisor agrees to continue to limit the annual operating expenses of the Funds as set forth below through October 31, 2004 and thereafter may change any of them only upon 30 days' prior notice to the applicable Fund shareholders.

                                                               EXPENSE LIMIT
                    FUND                                    (AS A PERCENTAGE OF
                    ----                                     AVERAGE NET ASSETS)
                                                             -------------------
                                            CLASS I        CLASS A       CLASS B       CLASS C
                                            -------        -------       -------       -------
     Large Cap Value                         1.05%          1.30%         2.05%         2.05%
     Mid-Cap Value                           1.15%          1.40%         2.15%         2.15%
     Small Cap Value                         1.25%          1.50%         2.25%         2.25%
     All Cap Value                           1.25%          1.50%         2.25%         2.25%

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B.   CONFIRMATION OF AGREEMENT. Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

Hotchkis and Wiley Capital Management, LLC            Hotchkis and Wiley Funds



  /s/ Nancy D. Celick                                 /s/ Nancy D. Celick
-----------------------                               --------------------
Nancy D. Celick                                       Nancy D. Celick
Chief Operating Officer                               President